Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of HA Sustainable Infrastructure Capital, Inc. for the offers to exchange the registered notes and to the incorporation by reference therein of our reports dated February 14, 2025, with respect to the consolidated financial statements of HA Sustainable Infrastructure Capital, Inc., and the effectiveness of internal control over financial reporting of HA Sustainable Infrastructure Capital, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

March 28, 2025